Exhibit 99
For Release: Apr. 27, 2007
BURGER KING REPORTS SOLID GROWTH IN NET INCOME AND EPS, DRIVEN BY COMP SALES,
NEW RESTAURANT OPENINGS, AND COMPANY RESTAURANT MARGINS
MIAMI — April 27, 2007 — Burger King Holdings Inc. (NYSE: BKC):
Third quarter highlights:
•	13th consecutive quarter of system-wide positive comparable sales

•	Quarterly revenues up 9 percent, to $539 million

•	Company restaurant margins improve by 110 basis points

•	Net income of $34 million for the quarter compared to prior year period’s $12 million loss; up 70% on an adjusted basis

•	EPS of $0.25 for the quarter greatly improved over prior year period’s $0.11 loss; up 67% on an adjusted basis
Burger King Holdings Inc. (NYSE: BKC) delivered strong results for the third quarter of its 2007 fiscal year. The company posted robust revenue growth, driven by positive comparable sales in all reporting business segments and the acceleration of new restaurant openings. Company restaurant margins, net income and earnings per share also improved substantially over the prior year period.
System-wide comparable sales were up 3.2 percent, making this the 13th consecutive quarter of positive comparable sales increases. In the United States and Canada, comparable sales were up 2.6 percent, the 12th consecutive quarter of positive comparable sales increases.
“In the U.S., featured premium burger offerings and their related promotional campaigns including the Texas DOUBLE WHOPPER® sandwich, the BK™ Stacker, and the Angus Cheesy Bacon sandwich fueled comp sales and helped us deliver strong results this quarter,” said Burger King CEO John Chidsey. “During the quarter, we also introduced the BK™ Breakfast Value Menu and launched its national advertising campaign in March, and early results are encouraging.
“We are also pleased by the strong 5.3 percent increase in comp sales in the EMEA/APAC segment. Robust U.K. comp sales drove this increase, the result of last quarter’s strategic investments including the introduction of the premium Aberdeen Angus burger supported by marketing efforts targeted at our core consumer and ongoing operational improvements.”
Positive comparable sales in every region worldwide and an increase in new restaurant openings drove revenues for the third quarter of fiscal year 2007 to $539 million — an increase of 9 percent from the same period last year of $495 million.
Company restaurant margins increased for a fourth consecutive quarter — up 110 basis points to 14 percent from 12.9 percent the same period last year. Better margins were again driven primarily by lower food costs and higher revenues at company-owned restaurants.
Net income increased to $34 million from a loss of $12 million during the same period last year. Adjusted net income rose 70 percent to $34 million from $20 million during the same period last year, which was impacted by $40 million in unusual items in the prior year on a pre-tax basis, including the $34 million compensatory make-whole payment made in February 2006 and $8 million in unusual tax expense primarily related to tax contingencies and valuation allowances. The company’s third quarter fiscal 2007 tax rate of 24.4% was positively impacted by tax benefits realized from the operational realignment of its European and Asian businesses in fiscal 2006 and from the reduction in tax accruals.
Earnings per share increased to $0.25 from a loss of $0.11 during the same period last year. Adjusted earnings per share rose 67 percent to $0.25 per share from $0.15 during the same period last year.

Uses of Cash
The company’s strong free cash flow has enabled it to pay down debt with $125 million in debt retired year-to-date and to declare and pay a dividend of $0.0625 per share in the third quarter. “We are at historically low levels of debt,” said Ben Wells, CFO and treasurer. “In fact, we have substantially reduced our net debt to trailing 12-month adjusted EBITDA ratio from 3.9x at the time of our initial public offering to 2.3x at the end of the quarter. We are now positioned to add flexibility to our capital structure to support our growth plans, such as seeding international restaurant expansion, and aligning our company-owned and franchised restaurant portfolio to meet future financial and restaurant development objectives.” The company continues to evaluate other initiatives that will add to shareholder value.
Average Restaurant Sales
System-wide average restaurant sales (ARS) increased 6 percent, to $284,000 during the third quarter of fiscal 2007, as compared to $269,000 in the same quarter last year. System-wide trailing 12-month ARS reached a record high of $1.17 million for the period, as compared to $1.12 million for the same period in the prior year.
“We continue to progressively improve our ARS,” Chidsey said. “In the United States, we have climbed from a U.S. system-wide low trailing 12-month ARS of $963,000 in February 2004 to $1.17 million today, a $207,000 improvement in just 3 years. We are well on our way to meeting our $1.3 million interim ARS goal by delivering on our strategic initiatives, including a profitable combination of premium and value product innovations, attaining all-time high levels of operational excellence and extending hours of operation.”
Future Growth
The company continued its expansion of new restaurants globally. In the last 12 months, the company and its franchisees opened 400 new BURGER KING® restaurants including 74 in the U.S. and Canada, 229 in Europe, the Middle East and the Asia Pacific region (EMEA/APAC), and 97 in Latin America. The company increased its net restaurant count by 92 during that period.
“We are on track to reach our new restaurant openings target in fiscal year 2007,” Chidsey explained. “We have clear visibility into our new restaurant development pipeline for the remainder of the fiscal year, and we strongly believe we will reach our goal.”
The company’s healthy new restaurant pipeline includes previously announced development agreements in Japan, Indonesia, Egypt, Hong Kong and Poland that will help solidify development goals as it moves into fiscal year 2008.
The company is on target to achieve its adjusted EBITDA and adjusted net income goals, and exceed its revenue goal for the fiscal year.
Goals:
•	Growing top-line revenue by 6 — 7 percent

•	Growing adjusted EBITDA 10 — 12 percent

•	Increasing adjusted net income in excess of 20 percent
Chidsey concluded: “We are pleased with our performance year-to-date and are confident about our fourth quarter outlook. We anticipate an increase in comparable sales when the new U.S. late-night hours initiative goes into effect in May. And results should be positively impacted by a full quarter of the BK™ Breakfast Value menu. The current BK™ Chicken Fries/SpongeBob promotional tie-in is exceeding expectations, and we are excited about promotional tie-ins with Spider-Man 3™ in May and NASCAR BK Racing in June.”
“Fiscal year 2007 is shaping up to be a great year for Burger King, and we are committed to moving the brand forward by consistently delivering on our development and financial targets.”
About Burger King Holdings Inc.
The BURGER KING® system operates more than 11,200 restaurants in all 50 states and more than 65 countries and U.S. territories worldwide. Approximately 90 percent of BURGER KING® restaurants are owned and operated by independent franchisees, many of them family-owned operations that have been in business for decades. To learn more about Burger King Holdings Inc., please visit the company’s Web site at www.bk.com.
Related Communications
Burger King Holdings Inc. (NYSE:BKC) will hold its third quarter earnings call for fiscal year 2007 on Friday, April 27, at 10 a.m. (EST). This call is being Webcast and may be accessed at Burger King’s Web site at www.bk.com through the Investor Relations link.

The Webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors may listen to the call at www.fulldisclosure.com. Institutional investors may access the call via Thomson’s password-protected event management site at www.streetevents.com.
U.S. participants may also access the earnings call by dialing 866-510-0705; participants outside the United States may access the call by dialing 617-597-5363. The participant passcode is 27430291. The call will be available for replay by dialing 888-286-8010 within the United States or 617-801-6888 from outside the United States. The audio replay passcode is 17751277. The audio replay will be available through May 25, 2007.
CONTACT: Burger King Holdings Inc., Miami
BKC Media Relations
Keva Silversmith, 305-378-3797
ksilversmith@whopper.com
or
BKC Investor Relations
Amy Wagner, 305-378-7696
awagner@whopper.com
FORWARD-LOOKING STATEMENTS
     Certain statements made in this report that reflect management’s expectations regarding future events and economic performance are forward-looking in nature and, accordingly, are subject to risks and uncertainties. These forward looking statements include statements regarding the Company’s ability to achieve and/or exceed its key financial goals and new restaurant openings target for fiscal 2007; the Company’s expectations regarding the impact of the Company’s entering into development agreements in Japan, Indonesia, Egypt, Hong Kong and Poland; management’s expectations regarding continued improvement of ARS; management’s beliefs regarding the Company’s ability to capitalize on its strong free cash flow position to further grow the business, align the company-owned and franchised restaurant portfolio and evaluate other initiatives that will add to shareholder value; the Company’s expectations regarding an increase in comparable sales as a result of new U.S. late night hours; the Company’s expectations regarding the impact of the BK™ Breakfast Value menu and promotional tie-ins on the Company’s 4th quarter results, the Company’s estimates regarding its effective tax rate for fiscal 2007, and other expectations regarding the Company’s future financial and operational results. These forward-looking statements are only predictions based on our current expectations and projections about future events. Important factors could cause our actual results, level of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements.
     These factors include those risk factors set forth in filings with the Securities and Exchange Commission, including our annual and quarterly reports, and the following:
•	Our ability to compete domestically and internationally in an intensely competitive industry;

•	Our continued relationship with, and the success of, our franchisees;

•	Risks relating to franchisee financial distress, including the financial difficulties currently experienced by certain franchisees in the United Kingdom which could result in, among other things, delayed or reduced payments to us of royalties and rents and increased exposure to third parties;

•	Our ability to successfully implement our international growth strategy;

•	The effectiveness of our marketing and advertising programs and franchisee support of these programs;

•	Our ability to retain or replace executive officers and key members of management with qualified personnel;

•	Changes in consumer perceptions of dietary health and food safety and negative publicity relating to our products;

•	Changes in consumer preferences and consumer discretionary spending;

•	Risks related to the renewal of franchise agreements by our franchisees;

•	Increases in our operating costs, including food and paper products, energy costs and labor costs;

•	Risks related to the loss of any of our major distributors, particularly in those international markets where we have a single distributor, and interruptions in the supply of necessary products to us;

•	Risks related to our international operations;

•	Our inability to realize our expected tax benefits from the realignment of our European and Asian businesses;

•	Fluctuations in international currency exchange and interest rates;

•	Our continued ability, and the ability of our franchisees, to obtain suitable locations and financing for new restaurant development;

•	Changes in demographic patterns of current restaurant locations;

•	Our ability to adequately protect our intellectual property;

•	Adverse legal judgments, settlements or pressure tactics; and

•	Adverse legislation or regulation.
     These risks are not exhaustive and may not include factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
     Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We do not undertake any responsibility to update any of these forward-looking statements to conform our prior statements to actual results or revised expectations.

Burger King Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
(Dollars and shares in millions except for per share data)

			Increase / (Decrease)
Three Months Ended March 31,	2007	2006	$	%
Revenues:
Company restaurant revenues	$403	$368	$35	10%
Franchise revenues	109	100	9	9%
Property revenues	27	27	—	—%

Total revenues	539	495	44	9%

Company restaurant expenses	346	321	25	8%
Selling, general and administrative expenses	115	146	(31)	(21)%
Property expenses	14	14	—	—%
Fees paid to affiliates	—	2	(2)	NM
Other operating (income) expense, net	2	(2)	4	NM

Total operating costs and expenses	477	481	(4)	(1)%

Income from operations	62	14	48	343%

Interest expense	18	22	(4)	(18)%
Interest income	(1)	(3)	2	(67)%

Interest expense, net	17	19	(2)	(11)%
Loss on early extinguishment of debt	—	1	(1)	NM
Income (loss) before income taxes	45	(6)	51	NM
Income tax expense	11	6	5	83%

Net income (loss)	$34	$(12)	$46	NM

Earnings (loss) per share — basic (1)	$0.25	$(0.11)	$0.36	NM
Earnings (loss) per share — diluted (1)	$0.25	$(0.11)	$0.36	NM

Weighted average shares — basic	134.4	107.3
Weighted average shares — diluted	137.2	107.3

(1)	Earnings (loss) per share is calculated using whole dollars and shares.
NM	— Not meaningful

			Increase / (Decrease)
Nine Months Ended March 31,	2007	2006	$	%
Revenues:
Company restaurant revenues	$1,225	$1,122	$103	9%
Franchise revenues	334	309	25	8%
Property revenues	85	84	1	1%

Total revenues	1,644	1,515	129	9%

Company restaurant expenses	1,040	961	79	8%
Selling, general and administrative expenses	346	353	(7)	(2)%
Property expenses	45	42	3	7%
Fees paid to affiliates	—	8	(8)	NM
Other operating (income) expense, net	(6)	(5)	(1)	20%

Total operating costs and expenses	1,425	1,359	66	5%

Income from operations	219	156	63	40%

Interest expense	56	59	(3)	(5)%
Interest income	(5)	(6)	1	(17)%

Interest expense, net	51	53	(2)	(4)%

Loss on early extinguishment of debt	1	14	(13)	(93)%

Income before income taxes	167	89	78	88%
Income tax expense	55	52	3	6%

Net income	$112	$37	$75	203%

Earnings per share — basic (1)	$0.84	$0.34	$0.50	147%
Earnings per share — diluted (1)	$0.82	$0.33	$0.49	148%

Weighted average shares — basic	133.7	107.0
Weighted average shares — diluted	136.6	111.3

(1)	Earnings per share is calculated using whole dollars and shares.
NM	— Not meaningful

USE OF NON-GAAP FINANCIAL MEASURES
To supplement the Company’s consolidated condensed financial statements presented on a GAAP basis (as defined below), the Company provides certain key business measures including system-wide comparable sales growth, system-wide average restaurant sales and system-wide sales growth. GAAP is defined as generally accepted accounting principles. The Company also provides certain non-GAAP financial measures including franchise sales, EBITDA, adjusted EBITDA, adjusted net income, adjusted earnings per share, net debt, and net debt to adjusted EBITDA ratio.
System-wide data represents measures for both Company-owned and franchise restaurants. The Company uses three key business measures as indicators of the Company’s performance: system-wide comparable sales growth; system-wide average restaurant sales; and system-wide sales growth. These measures are important indicators of the overall direction, trends of sales and the effectiveness of the Company’s advertising, marketing and operating initiatives and the impact of these on the entire Burger King® system.
Franchise sales refer to sales at all franchise restaurants. Although the Company does not record franchise sales as revenues, royalty revenues are based on a percentage of sales from franchise restaurants and are reported as franchise revenues by the Company.
EBITDA is defined as earnings (net income) before interest, taxes, depreciation and amortization, and is used by management to measure operating performance of the business. Management believes that EBITDA is a useful measure as it incorporates certain operating drivers of the Company’s business such as sales growth, operating costs, selling, general and administrative expenses and other income and expense. Capital expenditures, which impact depreciation and amortization, interest expense and income tax expense, are reviewed separately by management. EBITDA is also one of the measures used by the Company to calculate incentive compensation for management and corporate-level employees.
TTM EBITDA is defined as EBITDA for the trailing twelve months (TTM) ended March 31, 2007 (Q3 FY2007) and TTM ended March 31, 2006 (Q3 FY2006).
Adjusted EBITDA excludes: (a) the effects of the compensatory make-whole payment made to holders of options and restricted stock unit awards in February 2006 (the “compensatory make-whole payment”); (b) the effects of our global reorganization and realignment (c) the effects of quarterly management fees paid in the prior year to Texas Pacific Group, Bain Capital Partners and the Goldman Sachs Funds (the “Sponsors”) under a management agreement (“management fees”) that was terminated in May 2006; and (d) the costs (recovery) of the Franchisee Financial Restructuring Program (FFRP).
TTM adjusted EBITDA excludes: (a) the effects of the compensatory make-whole payment; (b) the effects of the sponsor management termination fee; (c) the effects of the management fees; (d) the effects of our global reorganization and realignment; (e) the effects of executive severance; (f) the effects of the loss on asset disposals and impairment; and (g) the effects of FFRP costs (recovery).
While EBITDA, adjusted EBITDA, TTM EBITDA, and TTM adjusted EBITDA are not recognized measures under GAAP, management uses these non-GAAP financial measures to evaluate and forecast the Company’s business performance. Further, management believes that these non-GAAP measures provide both management and investors with a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of the Company’s financial performance and prospects for the future. EBITDA, adjusted EBITDA, TTM EBITDA, and TTM adjusted EBITDA are not intended to be measures of liquidity or cash flows from operations nor measures comparable to net income (loss) as they do not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments.
Adjusted net income excludes: (a) the effects of the compensatory make-whole payment; (b) interest expense on the $350 million loan paid off with the proceeds of our initial public offering; (c) the effects of our global reorganization and realignment; (d) the effects of the management fees; (e) the loss on early extinguishment of debt; (f) the effects of FFRP costs (recovery); and (g) the tax effects of unusual items, resulting in an adjusted effective tax rate of 40% for the first quarter and first nine months of fiscal 2006. Adjusted income tax expense is calculated by using the Company’s actual tax rate and excluding the tax effects of unusual items, resulting in an adjusted effective tax rate. Adjusted earnings per share is calculated using adjusted net income divided by adjusted shares outstanding, which for the three and nine months ended March 31, 2006, reflect weighted average shares at the time of the Company’s initial public offering in May 2006. These non-GAAP measures allow management to measure performance on a more comparable basis.
Net debt includes short-term debt and capital leases, long-term debt and long-term capital leases minus cash in excess of $50 million. Net debt to TTM adjusted EBITDA is used by management to evaluate and forecast the Company’s business performance. Further, management believes that these non-GAAP measures provide both management and investors with a more complete understanding of the underlying operating and capital structure results and trends and an enhanced overall understanding of the Company’s financial performance.

Non—GAAP Reconciliations
(Unaudited)
(In millions except per share data)
Reconciliations for EBITDA, adjusted EBITDA, adjusted net income, and adjusted earnings per share are as follows:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
EBITDA and adjusted EBITDA

Net income (loss)	$34	$(12)	$112	$37
Interest expense, net	17	19	51	53
Loss on early extinguishment of debt	—	1	1	14
Income tax expense	11	6	55	52
Depreciation and amortization	22	21	65	63

EBITDA	84	35	284	219
Adjustments:
Compensatory make-whole payment	—	34	—	34
Global reorganization and realignment	—	2	—	3
Management fees	—	2	—	8
FFRP costs (recovery)	—	(2)	—	—

Total adjustments	—	36	—	45

Adjusted EBITDA	$84	$71	$284	$264

Adjusted net income

Net income (loss)	$34	$(12)	$112	$37
Income tax expense	11	6	55	52

Income (loss) before income taxes	45	(6)	167	89
Adjustments:
Compensatory make-whole payment	—	34	—	34
Interest on $350 million loan paid off at IPO	—	3	—	3
Global reorganization and realignment	—	2	—	3
Management fees	—	2	—	8
Loss on early extinguishment of debt	—	1	—	14
FFRP costs (recovery)	—	(2)	—	—

Total adjustments	—	40	—	62

Adjusted income before taxes	45	34	167	151

Adjusted income tax expense (1)	11	14	55	61

Adjusted net income	$34	$20	$112	$90

Adjusted earnings per share
Shares outstanding — diluted	137.2	107.3	136.6	111.3
Adjusted shares outstanding — diluted (2)	137.2	135.5	136.6	135.5

Earnings (loss) per share- diluted (3)	$0.25	$(0.11)	$0.82	$0.33
Adjusted earnings per share- diluted (3)(4)	$0.25	$0.15	$0.82	$0.66

(1)	Adjusted income tax expense is calculated by using the Company’s actual tax rate and excluding the tax effects of unusual items, resulting in an adjusted effective tax rate of approximately 40% for the three and nine months ended March 31, 2006.

(2)	Adjusted shares outstanding for the three and nine months ended March 31, 2006 reflect weighted average shares at the time of the Company’s initial public offering in May 2006.

(3)	Earnings (loss) per share is calculated using whole dollars and shares outstanding.

(4)	Adjusted earnings per share is calculated using adjusted net income divided by adjusted shares outstanding.

Non—GAAP Reconciliations (continued)
Reconciliations for net debt, trailing 12-month EBITDA, trailing 12-month adjusted EBITDA, net debt to trailing 12-month EBITDA, and net debt to trailing 12-month adjusted EBITDA are as follows:

	As of March 31,
	2007	2006
Net debt
Total debt	$940	$1,412
Less: cash and equivalents in excess of $50 million	92	147

Net debt	$848	$1,265

	Twelve months ended March 31,
	2007	2006
Trailing 12- month (TTM) EBITDA

TTM net income	$102	$39
Interest expense, net	70	73
Loss on early extinguishment of debt	5	14
Income tax expense	56	54
Depreciation and amortization	90	84

TTM EBITDA	323	264
Adjustments:
Compensatory make-whole payment	—	34
Management agreement termination fee	30	—
Management fees	1	10
Global reorganization and realignment	7	10
Executive severence	5	—
Loss on asset disposals and impairment	—	9
FFRP costs (recovery)	—	(1)

Total adjustments	43	62

TTM adjusted EBITDA	$366	$326

Net debt/ TTM EBITDA	2.6	4.8
Net debt / TTM adjusted EBITDA	2.3	3.9

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE

System-wide comparable sales growth
Refers to the change in all Company-owned and franchise restaurant sales in one period from a comparable period for restaurants that have been open for thirteen months or longer, excluding the impact of foreign currency translation.

System-wide sales growth	Refers to the change in all Company-owned and franchise restaurant sales from all restaurants from one period to another, excluding the impact of foreign currency translation.

System-wide average restaurant sales
Refers to the average Company-owned and franchise restaurant sales for the defined period. It is calculated as the total system-wide sales averaged over total store months for all restaurants open during that period.

Franchise sales
Refers to sales at all franchise restaurants. Although the Company does not record franchise sales as revenues, royalty revenues are based on a percentage of sales from franchise restaurants and are reported as franchise revenues by the Company.

Company restaurant revenues	Consists only of sales from Company-owned restaurants.

Franchise revenues	Consists primarily of royalties and franchise fees.

Property revenues	Includes property income from restaurants that the Company leases or subleases to franchisees.

Company restaurant expenses
Consists of all costs necessary to manage and operate Company-owned restaurants including (a) food, paper and product costs, (b) payroll and employee benefits, and (c) occupancy and other operating expenses which include rent, utility costs, insurance, repair and maintenance costs, depreciation for restaurant property and other costs to operate Company-owned restaurants.

Company restaurant margins	Represents Company restaurant revenues less Company restaurant expenses.

Property expenses	Includes rent and depreciation expense related to properties subleased to franchisees and the cost of building and equipment leased to franchisees.

Selling, general and administrative expenses (SG&A)
Comprises (a) selling expenses, which include advertising and bad debt expense, (b) general and administrative expenses, which include costs of field management for Company-owned and franchise restaurants and corporate overhead, including corporate salaries and facilities, and (c) amortization of intangible assets.

Other operating (income) expense, net
Includes (income) and expenses that are not directly derived from the Company’s primary business and the impact of foreign currency transaction gains and losses. Expenses also include write-offs associated with Company restaurant closures and other asset write-offs.

Burger King Holdings, Inc. and Subsidiaries
Supplemental Information
Three and Nine Months Ended March 31, 2007

Seasonality	1

Revenues	1

Key Revenue Performance Measures	2

Company Restaurant Margins	3

Selling, General and Administrative Expenses	4

Other Operating (Income) Expense, Net	5

Income from Operations (by Segment)	5

Interest Expense, Net	6

Income Taxes	6

Restaurant Information	7

SUPPLEMENTAL INFORMATION
The purpose of this exhibit is to provide additional information related to Burger King Holdings, Inc.’s results for the three and nine month periods ended March 31, 2007.
Our business operates in three reportable segments: (1) the United States and Canada; (2) Europe, the Middle East, Africa and Asia Pacific, or EMEA/APAC; and (3) Latin America.
Seasonality
Restaurant sales are typically higher in the spring and summer months (our fourth and first fiscal quarters) when weather is warmer than in the fall and winter months (our second and third fiscal quarters). Restaurant sales during the winter are typically highest in December, during the holiday shopping season. Our restaurant sales and company restaurant margins are typically lowest during our third fiscal quarter, which occurs during the winter months and includes February, the shortest month of the year.
Revenues (Dollars in millions)
Revenues consist of Company restaurant revenues, franchise revenues, and property revenues.

	Three Months Ended March 31,			Nine Months Ended March 31,
			% Increase			% Increase
	2007	2006	(Decrease)	2007	2006	(Decrease)
	(Unaudited)
Company restaurant revenues:
United States & Canada	$260	$254	2%	$801	$761	5%
EMEA/APAC	129	100	29%	379	319	19%
Latin America	14	14	0%	45	42	7%

Total Company restaurant revenues	403	368	10%	1,225	1,122	9%

Franchise revenues:
United States & Canada	66	65	2%	206	198	4%
EMEA/APAC	33	27	22%	98	86	14%
Latin America	10	8	25%	30	25	20%

Total franchise revenues	109	100	9%	334	309	8%

Property revenues:
United States & Canada	20	20	0%	63	62	2%
EMEA/APAC	7	7	0%	22	22	0%
Latin America	—	—	0%	—	—	0%

Total property revenues	27	27	0%	85	84	1%

Total revenues:
United States & Canada	346	339	2%	1,070	1,021	5%
EMEA/APAC	169	134	26%	499	427	17%
Latin America	24	22	9%	75	67	12%

Total revenues	$539	$495	9%	$1,644	$1,515	9%

Total Revenues
Total revenues increased for the three and nine months ended March 31, 2007, due to positive comparable sales of 3.2% and 3.1%, respectively, as well as the opening of 92 new restaurants (net of closures) and the acquisition of 52 franchise restaurants (net of Company-owned restaurants sold, referred to as “refranchisings”) during the twelve months ended March 31, 2007. The 52 net acquisitions of franchise restaurants include 39 acquired in the United Kingdom. Revenues during the three and nine months ended March 31, 2007 also reflect $13 million and $36 million, respectively, of favorable impact from the movement in foreign currency exchange rates. These amounts represent 30% and 28%, respectively, of the total increase in revenues for the three and nine months ended March 31, 2007. The favorable impact on revenues from exchange rates was substantially offset by the unfavorable impact of exchange rates on Company restaurant expenses and selling, general and administrative expenses, resulting in an insignificant impact for the three months ended March 31, 2007 and a net favorable impact of $1 million for the nine months ended March 31, 2007.

1

United States & Canada
Revenues increased for the three and nine months ended March 31, 2007, driven by positive comparable sales of 2.6% and 3.2%, respectively, and from the acquisition of 15 franchise restaurants (net of refranchisings) during the twelve months ended March 31, 2007. The number of restaurants in the United States and Canada decreased during the twelve months ended March 31, 2007 by 106 reflecting 74 openings offset by 180 closures. The impact from foreign currency exchange rates in Canada for the three months ended March 31, 2007 was not significant. The favorable impact on revenues from foreign currency exchange rates in Canada for the nine months ended March 31, 2007 was $3 million.
EMEA/APAC
The increase in revenues, for the three and nine months ended March 31, 2007, was driven primarily by 109 new restaurant openings in EMEA/APAC (net of closures) and the acquisition of 37 franchise restaurants (net of refranchisings) during the twelve months ended March 31, 2007. The increase in revenues was also attributable to positive comparable sales of 5.3% and 2.6% for the three and nine months ended March 31, 2007, respectively, reflecting continued strength in the German, Spanish, Australian and New Zealand markets and an improvement in the United Kingdom during the last four months as a result of successful premium product promotions, such as the Aberdeen Angus burger and related advertising campaigns. EMEA/APAC revenues were also favorably impacted by foreign currency exchange rates in the amount of $14 million and $34 million for the three and nine months ended March 31, 2007, respectively.
Latin America
Revenues increased for the three and nine months ended March 31, 2007, primarily due to positive comparable sales of 2.7% and 4.3%, respectively, as well as from 89 new restaurant openings (net of closures) in Latin America during the twelve months ended March 31, 2007, representing an 11% increase in restaurants compared to the same period for the previous year. The impact from foreign currency exchange rates in Latin America for the three months ended March 31, 2007 was not significant. The unfavorable impact on revenues from foreign currency exchange rates in Latin America for the nine months ended March 31, 2007 was $1 million.
Additional information regarding the key performance measures discussed above is as follows:
Key Revenue Performance Measures

	As of March 31,
			Increase/
	2007	2006	(Decrease)
		(Unaudited)
Number of Company restaurants:
United States & Canada	891	877	14
EMEA/APAC	332	286	46
Latin America	73	64	9

Total	1,296	1,227	69

Number of franchise restaurants:
United States & Canada	6,592	6,712	(120)
EMEA/APAC	2,512	2,449	63
Latin America	801	721	80

Total	9,905	9,882	23

2

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
System-Wide Comparable Sales Growth:	(In constant currencies)
United States & Canada	2.6%	4.9%	3.2%	2.7%
EMEA/APAC	5.3%	(0.4)%	2.6%	0.2%
Latin America	2.7%	1.5%	4.3%	1.5%
Total	3.2%	3.3%	3.1%	2.0%

System-Wide Sales Growth:
United States & Canada	2.0%	3.2%	2.4%	0.6%
EMEA/APAC	9.2%	3.1%	6.5%	5.5%
Latin America	12.1%	12.1%	13.9%	12.5%
Total	4.4%	3.7%	4.2%	2.4%

System-Wide Average Restaurant Sales (In thousands)	$284	$269	$881	$836
	(In actual currencies)

	Three Months Ended March 31,			Nine Months Ended March 31,
			% Increase/			% Increase/
	2007	2006	(Decrease)	2007	2006	(Decrease)
(Dollars in millions)	(Unaudited)
Franchise Sales:
United States & Canada	$1,830	$1,795	2%	$5,691	$5,568	2%
EMEA/APAC	728	632	15%	2,258	2,020	12%
Latin America	193	172	12%	592	519	14%

Total	$2,751	$2,599	6%	$8,541	$8,107	5%

Company Restaurant Margins (Dollars in millions)

	Percent of Revenues(1)		Amount
					% Increase/
Three Months Ended March 31,	2007	2006	2007	2006	(Decrease) (1)
		(Unaudited)
Company restaurants:
United States & Canada	15.6%	12.6%	$41	$32	25.9%
EMEA/APAC	9.7%	11.5%	$12	$11	8.7%
Latin America	23.6%	27.3%	$4	$4	(2.9)%

Total	14.0%	12.9%	$57	$47	18.8%

(1)	Calculated using dollars expressed in hundreds of thousands.

	Percent of Revenues(1)		Amount
					% Increase/
Nine Months Ended March 31,	2007	2006	2007	2006	(Decrease) (1)
		(Unaudited)
Company restaurants:
United States & Canada	15.2%	13.6%	$122	$104	17.1%
EMEA/APAC	13.5%	14.3%	$51	$45	12.8%
Latin America	25.8%	26.2%	$12	$12	0.9%

Total	15.1%	14.3%	$185	$161	14.8%

(1)	Calculated using dollars expressed in hundreds of thousands.

3

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
Company restaurant expenses as a percentage of revenues: (1)
Food, paper and product costs	29.7%	31.0%	29.9%	31.3%
Payroll and employee benefits	30.1%	30.2%	29.7%	29.4%
Occupancy and other operating costs	26.2%	25.9%	25.3%	25.0%

Total Company restaurant expenses	86.0%	87.1%	84.9%	85.7%

(1)	Calculated using dollars expressed in the hundreds of thousands.
Total Company Restaurant Margins
Total Company restaurant margins increased by $10 million and $24 million for the three and nine months ended March 31, 2007, respectively, as a result of positive comparable sales and an increase in the number of Company restaurants. As a percentage of revenues, Company restaurant margins improved by 1.1 percentage points for the three months ended March 31, 2007, primarily from lower food, paper and product costs, and sales of higher margin products partially offset by higher occupancy and other operating expenses. As a percentage of revenues, Company restaurant margins improved by 0.8 percentage points for the nine months ended March 31, 2007 primarily due to lower food, paper and product costs, and sales of higher margin products partially offset by increases in the cost of labor and higher occupancy and other operating expenses.
United States & Canada
Company restaurant margins increased by $9 million and $18 million in the United States and Canada for the three and nine months ended March 31, 2007, respectively. As a percentage of revenues, Company restaurant margins improved by 3.0 and 1.6 percentage points for the three and nine months ended March 31. 2007, respectively. The increase in margins for the nine months reflects an increase in comparable sales and the number of Company restaurants. The improvement in margins as a percentage of revenues for the three and nine months reflects sales of higher margin products and the lower cost of beef and tomatoes partially offset by inflationary increases in salaries and wages.
The improvement in margins during the three months ended March 31, 2007 also reflects a reduction in occupancy and other operating costs stemming from lower utility costs.
EMEA/APAC
Company restaurant margins increased by $1 million and $6 million in EMEA/APAC for the three and nine months ended March 31, 2007, respectively, as a result of an increase in the number of Company restaurants and an increase in comparable sales. Company restaurant margins as a percentage of sales decreased in EMEA/APAC by 1.8 and 0.8 percentage points for the three and nine months ended March 31, 2007, respectively, primarily due to an acceleration of depreciation and disposal of equipment on certain restaurant closures and increased utility costs across all major markets within EMEA. These decreases were partially offset by improvements from sales of higher margin products such as combo meals and the Aberdeen Angus burger, and a reduction in the cost of food.
Latin America
As a percentage of revenues, Company restaurant margins in Latin America decreased by 3.7 and 0.4 percentage points for the three and nine months ended March 31, 2007, respectively, reflecting an increase in occupancy costs such as utilities, property taxes, repairs and maintenance and information technology expenses.
Selling, General and Administrative Expenses (Dollars in millions)

	Three Months Ended March 31,			Nine Months Ended March 31,
			% Increase/			% Increase/
	2007	2006	(Decrease)	2007	2006	(Decrease)
			(Unaudited)
Selling Expenses	$19	$18	6%	$63	$53	19%
General and Administrative Expenses	96	128	(25)%	283	300	(6)%

Total Selling, General, and Administrative Expenses	$115	$146	(21)%	$346	$353	(2)%

4

Selling, general and administrative expenses decreased by $31 million to $115 million for the three months ended March 31, 2007, compared to the same period in the prior year. This decrease was primarily driven by a non-recurring compensatory make-whole payment of $34 million paid to holders of options and restricted stock units and recorded in the third quarter of fiscal 2006, and a $3 million net decrease in salary and fringe benefits primarily due to a freeze in the pension plan, partially offset by $2 million of stock-based compensation and $1 million of expense related to the secondary offering of Company common stock by private equity funds controlled by the Sponsors in February 2007 (“the secondary offering”). The overall decrease of $31 million also includes the unfavorable impact of $3 million from the movement in foreign currency exchange rates.
Selling, general and administrative expenses decreased by $7 million to $346 million for the nine months ended March 31, 2007, compared to the same period in the prior year. This decrease was primarily driven by a non-recurring compensatory make-whole payment of $34 million in the prior year offset by a net increase for the nine months ended March 31, 2007 of $10 million in sales promotions and advertising expense, $3 million of additional expenses associated with the operational realignment of the Company’s European and Asian businesses, $4 million of stock-based compensation and $1 million of expense related to the secondary offering. The overall decrease of $7 million also includes the unfavorable impact of approximately $8 million from the movement in foreign currency exchange rates. Of the $10 million net increase in sales promotions and advertising expense, $7 million related to higher Company restaurant revenues, and $7 million related to an incremental contribution made by the Company to the marketing fund in the United Kingdom, offset by a $4 million recovery of bad debt. The incremental contribution to the marketing fund in the United Kingdom was used to improve brand recognition in that market and to introduce new premium products with commercials such as the “Manthem”, and the HAVE IT YOUR WAY® brand promise, and promotions for the £1.99 WHOPPER® sandwich and Aberdeen Angus burger.
Other Operating (Income) Expense, Net
Other operating expense, net for the three months ended March 31, 2007 was $2 million, compared to other operating income, net of $2 million for the same period in the prior year. The $2 million of other operating expense, net for the three months ended March 31, 2007 includes expenses of $2 million associated with franchise system distress primarily in the United Kingdom, a loss of $1 million from restaurant closures primarily in the United States and the United Kingdom, offset by a net gain of $1 million from forward currency contracts used to hedge intercompany loans denominated in foreign currencies. The $2 million of other operating income, net for the three months ended March 31, 2006 includes a $1 million net gain on the disposal of assets in the United States and a $1 million gain from the termination of unfavorable leases primarily in the United States and Canada.
Other operating income, net for the nine months ended March 31, 2007 was $6 million, compared to other operating income, net of $5 million for the same period in the prior year. The $6 million of other operating income, net for the nine months ended March 31, 2007 includes a gain of $5 million from the sale of an investment in a joint venture in New Zealand, a gain of $5 million on forward currency contracts used to hedge intercompany loans denominated in foreign currencies, a $4 million net gain on the disposal of assets primarily in the United States, offset by $3 million of restaurant closure expenses primarily in the United Kingdom and $4 million associated with franchise system distress primarily in the United Kingdom. The $5 million of other operating income, net for the nine months ended March 31, 2006 includes a $2 million net gain on the disposal of assets primarily in the United States, a gain of $2 million from the termination of unfavorable leases in the United States, Canada and the United Kingdom, and a recovery of $1 million from investments in a joint venture in New Zealand that has since been dissolved.
Income from Operations (by Segment) (Dollars in millions)

	Three Months Ended March 31,			Nine Months Ended March 31,
			% Increase /			% Increase /
	2007	2006	(Decrease)	2007	2006	(Decrease)
			(Unaudited)
System-Wide:
United States & Canada	$78	$67	16%	$249	$219	14%
EMEA/APAC	10	9	11%	43	51	(16)%
Latin America	8	7	14%	26	22	18%
Unallocated	(34)	(69)	(51)%	(99)	(136)	(27)%

Total	$62	$14	343%	$219	$156	40%

5

Interest Expense, Net
Interest expense, net decreased by $2 million during the three months ended March 31, 2007, compared to the same period in the prior year reflecting a decrease in interest expense of $4 million offset by a decrease in interest income of $2 million. The $4 million decrease in interest expense is primarily due to a reduction in the amount of borrowings outstanding which reduced interest expense by $4 million. An increase in rates paid on borrowings during the period was offset by the benefit of interest rate swaps. The decrease in interest income of $2 million is due to a reduction in the amount of interest earning cash equivalents combined with a reduction in yields from the migration to tax free instruments.
Interest expense, net decreased by $2 million during the nine months ended March 31, 2007, compared to the same period in the prior year reflecting a decrease in interest expense of $3 million offset by a decrease in interest income of $1 million. The decrease in interest expense is primarily due to a reduction in the amount of borrowings outstanding, which reduced interest expense by $6 million. An increase in rates paid on borrowings increased interest expense by $9 million during the period, offset by the benefit from interest rate swaps of $6 million. The decrease in interest income of $1 million is due to a reduction in the amount of interest earning cash equivalents combined with a reduction in yields from the migration to tax free instruments.
Income Taxes
Income tax expense was $11 million during the three months ended March 31, 2007. Our effective tax rate decreased to 24.4% for the quarter primarily as a result of tax benefits realized from an operational realignment of our European and Asian businesses, which became effective July 1, 2006. In addition, we received additional benefits during the three months ended March 31, 2007 from the reduction in tax accruals. Income tax expense for the three months ended March 31, 2006 was $6 million, primarily related to tax contingencies and valuation allowances.
Income tax expense was $55 million during the nine months ended March 31, 2007. Compared to the same period in the prior year, our effective tax rate decreased approximately 25.5 percentage points to 32.9%, primarily as a result of tax benefits realized from an operational realignment of our European and Asian businesses, which became effective July 1, 2006. We also received additional benefits during the nine months ended March 31, 2007 from the reduction in tax accruals.
Our effective tax rate without discrete or unusual items is expected to be approximately 36% for the full year of fiscal 2007.

6

Restaurant Information

	Nine Months Ended March 31, 2007
	United States &
	Canada	EMEA/APAC	Latin America	Worldwide
Company:
Beginning of Period	878	293	69	1,240
Openings	5	12	4	21
Closings	(7)	(5)	—	(12)
Acquisitions, net	15	32	—	47

Ending Balance	891	332	73	1,296

Franchise:
Beginning of Period	6,656	2,494	739	9,889
Openings	47	149	65	261
Closings	(96)	(99)	(3)	(198)
Acquisitions, net	(15)	(32)	—	(47)

Ending Balance	6,592	2,512	801	9,905

System:
Beginning of Period	7,534	2,787	808	11,129
Openings	52	161	69	282
Closings	(103)	(104)	(3)	(210)
Acquisitions, net	—	—	—	—

Ending Balance	7,483	2,844	874	11,201

	Nine Months Ended March 31, 2006
	United States &
	Canada	EMEA/APAC	Latin America	Worldwide
Company:
Beginning of Period	844	283	60	1,187
Openings	2	8	4	14
Closings	(9)	(4)	—	(13)
Acquisitions, net	40	(1)	—	39

Ending Balance	877	286	64	1,227

Franchise:
Beginning of Period	6,876	2,373	668	9,917
Openings	35	125	57	217
Closings	(159)	(50)	(4)	(213)
Acquisitions, net	(40)	1	—	(39)

Ending Balance	6,712	2,449	721	9,882

System:
Beginning of Period	7,720	2,656	728	11,104
Openings	37	133	61	231
Closings	(168)	(54)	(4)	(226)
Acquisitions, net	—	—	—	—

Ending Balance	7,589	2,735	785	11,109

7